Filed pursuant to Rule 433

Registration No. 333-192302

CitiFirst
PERFORMANCE

Buffer Notes
A Guide for Investors

citi

Citi First

Performance

Buffer Notes

A Guide for Investors

2	CitiFirst Buffer Notes

Citigroup Inc., the issuer, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the applicable registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

CitiFirst Buffer Notes	3

About Us

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

The Citi Private Client Solutions Group is focused on serving retail intermediaries ranging from Private and Consumer Banks to regional Broker Dealers to Wholesalers to Family Offices and Registered Independent Advisors. We provide a wide variety of innovative investment strategies and trading products for affluent, high-net-worth and ultra-high-net-worth investors. CitiFirst investments are multi-asset and complementary to a traditional investment portfolio.

What is CitiFirst?

CitiFirst is the family name for Citi’s offering of investments including notes and deposits. Tailored to meet the needs of a range of investors, CitiFirst investments are divided into three categories based on the amount of principal due at maturity.

CitiFirst Investment Categories

CitiFirst Protection	CitiFirst Performance	CitiFirst Opportunity

Full principal amount due at maturity	Payment due at maturity may be less than the principal amount	Payment due at maturity may be zero

Investments provide for the full principal amount to be due at maturity, subject to the credit risk of the issuer, and are for investors who place a priority on the preservation of principal while looking for a way to potentially outperform cash or traditional fixed income investments

Investments provide for a payment due at maturity, subject to the credit risk of the issuer, that may be less than the principal amount and in some cases may be zero, and are for investors who are seeking the potential for current income and/or growth, in addition to partial or contingent downside protection

Investments provide for a payment at maturity, subject to the credit risk of the issuer, that may be zero and are for investors who are willing to take full market risk in return for either leveraged principal appreciation at a predetermined rate or access to a unique underlying strategy

■	Buffer Notes are CitiFirst Performance investments that can be tied to many different asset classes, as indicated above
■	When depicting a product, the relevant underlying asset will be shown as one of the above symbols on the applicable cube
■	If a Buffer Note is tied to an equity underlying or related index, its cube would be shown as follows:

4	CitiFirst Buffer Notes

Buffer Notes

What are Buffer Notes?

■	Buffer Notes offer greater than 1-to-1 participation (“leveraged participation”) in the appreciation of an underlying asset, asset class or related index (the “underlying”) up to a maximum return (the “cap”), while providing limited protection from a decline in the underlying.
■	Buffer Notes have a typical maturity of between 12 months and 3 years.
■	Buffer Notes are not conventional debt securities. They are complex in nature and the specific terms and conditions will vary for each offering of Buffer Notes.

Who might be interested in Buffer Notes?

■	Current or prospective holders of the underlying equity.
■	Investors with a moderately bullish view on the underlying looking to outperform a benchmark.
■	Investors looking for a potential recovery strategy for underperforming assets.
■	Investors looking for limited protection from a decline in the underlying.

What benefits specific to Buffer Notes should you be aware of?

■	Buffer Notes typically have a lower volatility than the underlying and thus can help you reduce the risk of your portfolio by substituting the note for the underlying.
■	Although the return on Buffer Notes is capped, the leveraged participation helps you realize that capped return even when there is a smaller return in the underlying.
■	Buffer Notes lessen the amount of potential loss with respect to the underlying, subject to the credit risk of the issuer.
■	For tax purposes, U.S. holders will generally receive a capital gain or loss on the Buffer Notes with the potential for long-term capital gain or loss if held for more than one year.
■	Buffer Notes can offer you exposure to a variety of underlyings such as domestic and foreign indices, exchange-traded funds, commodities and equities.

What risks specific to Buffer Notes should you be aware of?

■	Buffer Notes are not principal protected and thus you could receive significantly less than the initial amount you invest in the Buffer Notes.
■	Because the return on Buffer Notes is capped, Buffer Notes will underperform a direct investment in the underlying if the underlying appreciates beyond the cap.
■	Investing in Buffer Notes is not equivalent to investing directly in the underlying and you will not receive any periodic payments of interest or any other periodic payments, such as dividends paid on the underlying, while holding the Buffer Notes.
■	Because Buffer Notes are not listed on any securities exchange, there may be little or no secondary market for Buffer Notes. Thus, you should be prepared to hold Buffer Notes until maturity.
■	For a full description of the risks involved with this type of investment, please review the “Risk Factors Relating to the Notes” in any Buffer Note pricing supplement.

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How do Buffer Notes work?

The following terms will be specified for each offering of Buffer Notes:

■ Buffer Amount:

An amount, such as 10%, which indicates your level of principal protection in the Buffer Notes.

■ Maximum Return:

An amount, such as 30%, which signifies your overall return limit on the Buffer Notes.

■ Leverage Factor:

An amount, such as 300%, which enhances your return on the Buffer Notes, if any, up to the Maximum Return.

■	Payment at maturity depends only on where the underlying is at maturity.

The above terms are hypothetical only and not representative of the performance of any particular Buffer Notes. The specific terms and conditions will vary for each offering of Buffer Notes and should be considered carefully before investing.

The amount you receive at maturity for a Buffer Note can be determined by answering the following questions:

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What are some hypothetical examples of Buffer Note returns?

Assuming you purchase one $10 Buffer Note linked to “XYZ Index” with a 2-year maturity, a Buffer Amount of 10%, a Maximum Return of 30%, and a Leverage Factor of 300%, the following represent four potential returns at maturity:

Below are select hypothetical return scenarios and are not representative of the performance of any particular investment in Buffer Notes:

Scenario 1:
1. Is XYZ Index up at maturity? YES
2. Is the return of XYZ Index multiplied by the Leverage Factor more than the Maximum Return? NO
The return of the Buffer Notes equals the return of the underlying multiplied by the Leverage Factor (5% x 300%), so you would receive $11.50 at maturity

Scenario 2:
1. Is XYZ Index up at maturity? NO
2. Is XYZ Index down by more than the Buffer Amount? NO
You would receive $10, your initial investment, at maturity

Scenario 3:
1. Is XYZ Index up at maturity? NO
2. Is XYZ Index down by more than the Buffer Amount? YES
The return of the Buffer Notes equals the return of the underlying plus the Buffer Amount (-25% + 10%), so you would receive $8.50 at maturity

Scenario 4:
1. Is XYZ Index up at maturity? YES
2. Is the return of XYZ Index multiplied by the Leverage Factor more than the Maximum Return? YES
The return of the Buffer Notes equals the Maximum Return (30%), so you would receive $13 at maturity

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How do Buffer Notes compare to a direct investment in the underlying?

Assuming any appreciation or depreciation in the performance of the underlying, at maturity, Buffer Notes will outperform the underlying in all scenarios except when the underlying appreciates by an amount equal to or more than the Maximum Return.

Buffer Note Performance

Note: The above analysis does not include the effect of dividends on the return of an underlying equity nor is it meant to be a complete analysis of comparable investments. For Buffer Notes that are linked to an underlying equity, if the effects of dividends were included, the performance of the Buffer Notes would be negatively affected.

Additional Information

Buffer Notes are available through periodic CitiFirst investment offerings as well as through the customized solutions platform for ultra high net worth clients.

For current Buffer Note offerings, as well as other CitiFirst offerings, please contact your Investment Professional or Financial Advisor.

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CitiFirst Performance

Any figures or terms provided in this product brochure are sample product terms, illustrative and are no indication of what final terms or actual returns will be. This brochure does not consider the effect taxes and fees will have on your returns. The terms of each product vary from offering to offering. For terms relating to particular offerings, including direct and indirect risks and other material considerations, you should refer to that product’s disclosure documents.

All product categories within the CitiFirst family may be offered in various forms, including as medium-term notes, market-linked deposits and premium deposits. Products within the CitiFirst Protection category provide full principal protection if held to maturity, subject to the credit risk of the issuer, but there is no guarantee that investors will receive a return greater than the initial principal invested. Products within the CitiFirst Performance category provide various forms of limited downside protection but do not provide principal protection. Products within the CitiFirst Opportunity category offer no principal protection and no downside protection.

Citigroup Inc. and its affiliates (“Citi”) do not guarantee that a secondary market will develop in any CitiFirst products you purchase. If a secondary market does develop it may not be liquid and may not continue for the term of the product. If the secondary market is limited there may be few buyers should you choose to sell the product prior to maturity and this may reduce the price you receive. There is no guarantee that investors wishing to liquidate an investment in such products prior to the stated maturity will receive a price equal to or in excess of the initial principal amount invested.

The value of CitiFirst products may rise as well as fall during the term of the product and the return on any product may be lower than what could be earned on a conventional investment of similar duration and credit risk. For each product, investors assume the full credit risk of the issuer and any guarantor of issuer’s obligations. As a product may be linked to the credit of one or more entities, the deterioration of the credit of any of these entities may result in the loss of your principal invested. Products may provide for adjustments to be made to their final terms during their term due to certain events including corporate actions, mergers and acquisitions, divestitures, price source disruption, trading suspension, material change in index formula and/or index content and change in taxation laws.

Citi may at any time hold long or short positions. Accordingly, Citi may actively trade these and related securities for its own account and those of its customers and, at any time, may have long or short positions in and buy and sell, the securities, commodities, futures, options, derivatives or other instruments and investments identical with or related to those mentioned in this brochure.

Before making an investment in a specific product, you should obtain and carefully read the legal documents relating to that product offering, which will contain additional information needed to evaluate the investment and provide important disclosures regarding risks, fees and expenses. Additionally, such legal documents will contain the only complete description, and final terms, of the terms and conditions of that product. Before making any commitment to invest, you should take whatever business, legal, tax, accounting or other advice you consider necessary given your particular circumstances. If you invest in a CitiFirst product it is your responsibility to arrange to account for any taxlawfully due from you on the income or gains arising from such investment. Citi does not provide business, legal, tax or accounting advice and makes no representation in respect of any of them. Investments in the form of mediumterm notes are not deposits and are neither obligations of nor guaranteed by Citibank, or any governmental entity or agency unless the terms of that product specifically state otherwise. Investments taking the form of market-linked deposits and premium deposits are obligations of Citibank, N.A. or an affiliate, subject to the depositary insurance provisions of the Federal Depositary Insurance Corporation (FDIC) but are not otherwise insured by Citi or any of its affiliates. If you have any doubt about the suitability of these investments, you should contact your own advisers for advice.

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General Overview of Investments

Investments	Maturity	Risk Profile*	Return*
Contingent Absolute Return MLDs/Notes	1-2 Years	Full principal amount due at maturity	If the underlying never crosses either an upside or downside threshold, the return on the investment equals the absolute value of the return of the underlying; Otherwise the return equals zero
Contingent Upside Participation MLDs/Notes	1-5 Years	Full principal amount due at maturity	If the underlying crosses an upside threshold, the return on the investment equals an interest payment paid at maturity; Otherwise the return equals the greater of the return of the underlying and zero
Minimum Coupon Notes	3-5 Years	Full principal amount due at maturity	If the underlying ever crosses an upside threshold during a coupon period, the return for the coupon period equals the minimum coupon; Otherwise the return for a coupon period equals the greater of the return of the underlying during the coupon period and the minimum coupon
Market-Linked Notes/ Deposits & Safety First Trust Certificates	3-7 Years	Full principal amount due at maturity	The return on the investment equals the greater of the return of the underlying multiplied by a participation rate and zero; sometimes the maximum return is capped

Investments	Maturity	Risk Profile*	Return*
ELKS®	6-13 Months	Payment at maturity may be less than the principal amount

A fixed coupon is paid regardless of the performance of the underlying. If the underlying has not crossed a downside threshold at maturity, the return on the investment equals the coupons paid;

Otherwise the return equals the sum of the coupons paid and the return of the underlying at maturity

Buffer Notes	1-5 Years	Payment at maturity may be less than the principal amount	If the return of the underlying is positive at maturity, the return on the investment equals the lesser of (a) the return of the underlying multiplied by a participation rate and (b) the maximum return on the notes; Otherwise, the return equals the lesser of (a) the return of the underlying plus the buffer amount and (b) zero
CoBas/PACERSSM	1-5 Years	Payment at maturity may be less than the principal amount	If the underlying is equal to or greater than a threshold (such as its initial value) on any call date, the note is called and the return on the investment equals a fixed premium. If the note has not been called, at maturity, if the underlying has crossed a downside threshold, the return on the investment equals the return of the underlying, which will be negative; Otherwise the return equaIs zero
Barrier Notes/ LASERSSM	1-5 Years	Payment at maturity may be less than the principal amount	If the return of the underlying is positive at maturity, the return on the investment equals the return of the underlying multiplied by a participation rate (some versions are subject to a maximum return on the notes). If the return of the underlying is negative and the underlying has crossed a downside threshold, the return on the investment equals the return of the underlying, which will be negative; Otherwise the return equals zero

Investments	Maturity	Risk Profile*	Return*
Upturn Notes	1-2 Years	Payment at maturity may be zero	If the underlying is up at maturity, the return on the investment equals the lesser of the return of the underlying multiplied by a participation rate and the maximum return on the notes; Otherwise the return equals the return of the underlying
Fixed Upside Return Notes	1-2 Years	Payment at maturity may be zero	If the underlying is equal to or above its initial level at maturity, the return on the investment equals a predetermined fixed amount; Otherwise the return equals the return of the underlying
Strategic Market Access Notes	3-4 Years	Payment at maturity may be zero	The return on the investment equals the return of a unique index created by Citi

Note: Citigroup Inc. and its affiliates do not guarantee that a secondary market will develop in any CitiFirst investment you purchase. If a secondary market does develop it may not be liquid and may not continue for the term of the investment. If the secondary market is limited, there may be few buyers should you choose to sell the investment prior to maturity and this may reduce the price you receive. There is no guarantee that investors wishing to liquidate an investment prior to the stated maturity will receive a price equal to or in excess of the initial principal amount invested.

*All returns and any principal amount due at maturity are subject to the applicable issuer’s credit risk, with the exception of Market-Linked Certificates of Deposit which have FDIC insurance, subject to applicable limitations. The descriptions above are not intended to completely describe how an investment works or to detail all of the terms, risks and benefits of a particular investment. The return profiles can change. Please refer to the offering documents and related materials of a particular investment for a comprehensive description of the structure, terms, risks and benefits related to that investment. Investors should review the section headed “Risk Factors” or equivalent of the applicable offering documents for a complete description of the risks associated with a particular investment.

10	CitiFirst Buffer Notes

Important Information about CitiFirst Investments

SEC Registered (Public) Offerings

Each issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the SEC registered offerings by that issuer, to which this communication relates. Before you invest, you should read the prospectus in the applicable registration statement and the other documents the issuer, has filed with the SEC for more complete information about the issuer, and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request a prospectus and any other documents related to the offerings, either in hard copy or electronic form, by calling toll-free 1-877-858-5407 or by calling your Financial Advisor. The SEC registered offerings described in this brochure are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency, or instrumentality.

Deposits

The deposits are not SEC registered offerings and are not required to be so registered. For indicative terms and conditions on any deposit, please contact your Financial Advisor or call the toll-free number 1-877-858-5407. The deposits are insured up to the applicable FDIC insurance limits effective from time to time.

Investment Information

This brochure does not, by itself, constitute an offering of any specific CitiFirst product. Any figures or terms provided in this brochure are sample product terms, illustrative and are no indication of what final terms or actual returns will be. This brochure does not consider the effect taxes and fees will have on your returns. The terms of each product vary from offering to offering. Before making an investment in a specific product, you should obtain and carefully read the legal documents relating to that product offering, which will contain additionaI information needed to evaluate the investment and provide important disclosures regarding risks, fees and expenses. Additionally, such legal documents will contain the only complete description, and final terms, of the terms and conditions of that product.

All product categories within the CitiFirst family may be offered in various forms, including as medium-term notes and deposits. Products within the CitiFirst Protection category provide full principaI protection if held to maturity, subject to the credit risk of the issuer (with the exception of the deposits, which have FDIC insurance, subject to applicable limitations), but there is no guarantee that investors will receive an amount at maturity greater than the initial principal invested. Products within the CitiFirst Performance category provide various forms of limited downside protection but do not provide principaI protection. Products within the CitiFirst Opportunity category offer no principal protection and no downside protection.

Citigroup Inc. and its affiliates (“Citi”) do not guarantee that a secondary market will develop in any CitiFirst product you purchase. If a secondary market does develop it may not be liquid and may not continue for the term of the product. If the secondary market is limited there may be few buyers should you choose to sell the product prior to maturity and this may reduce the price you receive. There is no guarantee that investors wishing to liquidate an investment in such products prior to the stated maturity will receive a price equal to or in excess of the initial principal amount invested.

Citi is not acting as your advisor or agent. Citi accepts no responsibility for the tax treatment of any investment product, whether or not it is involved in the administration of trusts or companies for which the product is purchased. Before making any commitment to invest, you should take whatever business, legal, tax, accounting or other advice you consider necessary given your particular circumstances. If you invest in a CitiFirst product it is your responsibility to arrange to account for any tax lawfully due from you on the income or gains arising from such investment. Citi does not provide business, legal, tax or accounting advice and makes no representation in respect of any of them. If you have any doubt about the suitability of these investments, you should contact your own advisers for advice.

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Overview of Key Benefits

and Risks of CitiFirst Investments

Benefits

¡

Investors can access investments linked to a variety of underlying assets or indices, such as domestic and foreign indices, exchange – traded funds, commodities, foreign-exchange, interest rates, equities, or a combination thereof.

¡	Structured investments can offer unique risk/ return profiles to match investment objectives, such as the amount of principal due at maturity, periodic income, and enhanced returns.

Risks

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The risks below are not intended to be an exhaustive list of the risks associated with a particular CitiFirst Structured Investment offering. Before you invest in any CitiFirst Structured Investment you should thoroughly review the particular investment’s offering document(s) and related material(s) for a comprehensive description of the risks and considerations associated with the particular investment.

¡	Potential for Loss

¡ The terms of certain investments provide that the full principal amount is due at maturity, subject to the issuer credit risk. However, if an investor sells or redeems such investment prior to maturity, the investor may receive an amount less than his/her original investment.

¡ The terms of certain investments provide that the payment due at maturity could be significantly less than the full principal amount and, for certain investments, could be zero. In these cases, an investor may receive an amount significantly less than his/her original investment and may receive nothing at maturity of the investment.

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Appreciation May Be Limited – Depending on the investment, an investor’s appreciation may be limited by a maximum amount payable or by the extent to which the return reflects the performance of the underlying asset or index.

¡

Issuer Credit Risk – All payments on CitiFirst Structured Investments are dependent on the applicable issuer’s ability to pay all amounts due on these investments including any principal due at maturity and therefore investors are subject to the credit risk of the issuer.

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Secondary Market – There may be little or no secondary market for a particular investment. If the applicable offering document(s) so specifies, the issuer may apply to list an investment on a securities exchange, but it is not possible to predict whether any investment will meet the listing requirements of that particular exchange, or if listed, whether any secondary market will exist.

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Resale Value of a CitiFirst Structured Investment May be Lower than Your Initial Investment – Due to, among other things, the changes in the price of and dividend yield on the underlying asset, interest rates, the earnings performance of the issuer of the underlying asset, the issuer of the CitiFirst Structured Investment’s perceived creditworthiness, the investment may trade, if at all, at prices below its initial issue price and an investor could receive substantially less than the amount of his/her original investment upon any resale of the investment.

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Volatility of the Underlying Asset or Index – Depending on the investment, the amount you receive at maturity could depend on the price or value of the underlying asset or index during the term of the trade as well as where the price or value of the underlying asset or index is at maturity; thus, the volatility of the underlying asset or index, which is the term used to describe the size and frequency of market fluctuations in the price or value of the underlying asset or index, may result in an investor receiving an amount less than he/she would otherwise receive.

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Potential for Lower Comparable Yield – The effective yield on any investment may be less than that which would be payable on a conventional fixed-rate debt security of the same issuer with comparable maturity.

¡

Affiliate Research Reports and Commentary – Affiliates of the particular issuer may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the underlying asset or index which may influence the price or value of the underlying asset or index and, therefore, the value of the investment. Further, any research, opinion or recommendation expressed within such research reports may not be consistent with purchasing, holding or selling the investment.

¡	The United States Federal Income Tax Consequences of Structured Investments are
Uncertain – No statutory, judicial or administrative authority directly addresses the characterization of structured investments for U.S. federal income tax purposes. The tax treatment of a structured investment may be very different than that of its underlying asset. As a result, significant aspects of the U.S. federal income tax consequences and treatment of an investment are not certain. The offering document(s) for each structured investment contains tax conclusions and discussions about the expected U.S. federal income tax consequences and treatment of the related structured investment. However, no ruling is being requested from the Internal Revenue Service with respect to any structured investment and no assurance can be given that the Internal Revenue Service will agree with the tax conclusions and treatment expressed within the offering document(s) of a particular structured investment. Citigroup Inc., its affiliates, and employees do not provide tax or legal advice. Investors should consult with their own professional advisor(s) on such matters before investing in any structured investment.

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Fees and Conflicts – The issuer of a structured investment and its affiliates may play a variety of roles in connection with the investment, including acting as calculation agent and hedging the issuer’s obligations under the investment. In performing these duties, the economic interests of the affiliates of the issuer may be adverse to the interest of the investor.

12	CitiFirst Buffer Notes

Additional Considerations

Please note that the information contained in this brochure is current as of the date indicated and is not intended to be a complete description of the terms, risks and benefits associated with any particular structured investment. Therefore, all of the information set forth herein is qualified in its entirety by the more detailed information provided in the offering documents(s) and related material for the respective structured investment.

The structured investments discussed within this brochure are not suitable for all investors. Prospective investors should evaluate their financial objectives and tolerance for risk prior to investing in any structured investment.

Tax Disclosure

Citigroup Inc., its affiliates and employees do not provide tax or legal advice. To the extent that this brochure or any offering document(s) concerns tax matters, it is not intended to be used and cannot be used by a taxpayer for the purpose of avoiding penalties that may be imposed by law. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase structured investments as long as either (A) (1) no Citi affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the structured investments or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the structured investments or (B) its acquisition and holding of the structured in is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the structured investments if the account, plan or annuity is for the benefit of an employee of Citi or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of structured investments by the account, plan or annuity. You should refer to the section “ERISA Matters” in the applicable offering document(s) for more information.

Distribution Limitations and Considerations

This document may not be distributed in any jurisdiction where it is unlawful to do so. The investments described in this document may not be marketed, or sold or be available for offer or sale in any jurisdiction outside of the U.S., unless explicitly stated in the offering document(s) and related materials. In particular:

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to structured investments, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to structured investments which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the structured investments may be circulated or distributed, nor may the structured investments be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased structured investments, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the structured investments under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

CitiFirst Buffer Notes	13

Notes

14	CitiFirst Buffer Notes

Notes

CitiFirst Buffer Notes	15

Notes

Learn More

Current offerings are available on www.citifirst.com.

Please contact your Investment Professional if you are looking to potentially buy Buffer Notes.

Financial Advisors and Distribution partners may contact our sales professionals at:

+1 (212) 723-3136 and +1 (212) 723-7288

©2015 Citigroup Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its subsidiaries and are used and registered throughout the world.